UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017

EATON VANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	1 – 8100	04-2718215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two International Place, Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

INFORMATION INCLUDED IN THE REPORT

Item 7.01.	Regulation FD Disclosure

Eaton Vance Corp. (“Eaton Vance”) has decided to maintain the Company’s ownership interest in Hexavest at 49 percent, rather than increasing our position to 75 percent under the terms of the option agreement established in 2012 when we acquired our interest in Hexavest. After careful review, we have concluded that Hexavest’s current ownership and governance model are most conducive to their business and investment success at this time. As a result of this determination, Eaton Vance will recognize a loss under U.S. generally accepted accounting principles (“GAAP”) equal to the option’s carrying amount of $6.5 million as of December 11, 2017. The loss will be recorded to gains (losses) and other investment income, net, in the Company’s Consolidated Statement of Income. The GAAP loss is a non-cash charge, and does not reflect any current expenditures.

Under the Hexavest shareholder agreements that remain in place, Eaton Vance continues to maintain rights of first refusal and other significant shareholder rights, including board representation. We look forward to continuing to work with Hexavest as a major shareholder and as Hexavest’s exclusive distribution partner in all markets outside Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.

(Registrant)

Date: December 13, 2017                              /s/ Laurie G. Hylton

Laurie G. Hylton, Chief Financial Officer